AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                AMERIKING, INC.


         The undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "GCL"), DOES HEREBY CERTIFY as follows:


         1. The Certificate of Incorporation of AMERIKING, Inc. (the "Corporation") was filed in the Office of the Secretary of State of the State of Delaware on August 17, 1994. The original name under which the Corporation was incorporated was "NRE Holdings, Inc."

         2. In the manner prescribed by Sections 242 and 245 of the GCL, resolutions were duly adopted by the Board of Directors of the Corporation, duly adopting this Amended and Restated Certificate of Incorporation. In the manner prescribed by Section 228(d), these resolutions were adopted by written consent of the stockholders of the Corporation, duly adopting this Amended and Restated Certificate of Incorporation and written notice was given to all stockholders not executing such written consent.

         3. Pursuant to the provisions of Section 103(d) of the GCL, this Amended and Restated Certificate of Incorporation is to become effective upon filing (the "Effective Date").

         4. On November __, 1996, the stockholders of the Corporation approved a Recapitalization Agreement, which included a 1,000-for-1 stock split of the Corporation's Common Stock, (the "Stock Split").

         5. The text of the Certificate of Incorporation (the "Certificate"), as amended and restated herein, shall, at the Effective Date read as follows:

                                  *   *   *

         FIRST: The name of the Corporation is "AmeriKing, Inc."

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.





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         THIRD: The nature or purpose of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

         FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue after giving effect to the Stock Split is six million nine hundred and seven thousand five hundred (6,907,500) shares, consisting of:

              (i) four million (4,000,000) shares of common stock, par value of $.01 per share (the "Common Stock");

              (ii) three hundred thousand (300,000) shares of non-voting common stock, par value of $.01 per share (the "Non-Voting Common Stock"); and

              (iii) two million, six hundred and seven thousand five hundred (2,607,500) shares of preferred stock, par value of $.01 per share, (the "Preferred Stock") consisting of 4,425 shares of Class A1 Preferred Stock, 1,200 shares of Class A2 Preferred Stock, 1,875 shares of Class B Preferred Stock (together with Class A1 Preferred Stock and Class A2 Preferred Stock, the "Original Preferred Stock") and 2,600,000 shares of undesignated preferred stock (the "Undesignated Preferred Stock").

         4.1 Common Stock. A statement of the designations, powers, preferences, rights, qualifications, limitations and restriction in respect to the shares of Common Stock is as follows:

              (a) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When, as and if dividends are declared, whether payable in cash, in property or in shares of stock or other securities of the Corporation, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in such dividends. The Board of Directors may set apart funds legally available for the payment of dividends, a reserve or reserves for any proper purpose, and may from time to time, in its absolute judgment an discretion, increase, abolish, diminish and vary any reserve or reserves so set apart.

              (b) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

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              (c) Voting Rights. Except as otherwise provided in these Articles or by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

              (d) Fractional Shares. Except as otherwise provided in this Certificate or by applicable law, the Corporation shall have the right to issue fractional shares of Common Stock.

         4.2 Nonvoting Common Stock. Except with respect to the following rights, all designations, powers, preferences, rights, qualifications, limitations and restriction in respect of the shares of Non-Voting Common Stock are identical to those of the shares of the Common Stock:

              (a) Dividends. Whenever the Board of Directors of the Corporation declares a dividend on the Common Stock, the Board of Directors of the Corporation shall simultaneously declare a dividend on the Non-Voting Common Stock in an amount per share equal to the dividend declared per share of Common Stock, except that any dividends payable on the Common Stock in additional shares of capital stock of the Corporation shall be payable to holders of Non-Voting Common Stock in non-voting capital stock of the Corporation which is otherwise identical to capital stock to be issued to the holders of Common Stock. When, as and if dividends are declared, whether payable in cash, in property or in shares of stock or other securities of the Corporation, the holders of Non-Voting Common Stock shall be entitled to share ratably according to the number of shares of Non-Voting Common Stock held by them, in such dividends.

              (b) Voting Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Non-Voting Common Stock shall not be entitled to vote on any matters.

              (c) Conversion Rights.

                   (i) At any time and from time to time, each record holder of Non-Voting Common Stock will be entitled to convert any and all of the shares of such holder's Non-Voting Common Stock into the same number of shares of Common Stock at such holder's election; provided, that each holder of NonVoting Common Stock shall only be entitled to convert any share or shares of Non-Voting Common Stock to the extent that after giving effect to such conversion such holder or its affiliates shall not directly or indirectly own, control or have power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to

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              own, control or have power to vote under any law or under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates.

                   (ii) Each conversion of shares of Non-Voting Common Stock into shares of Common Stock will be effected by the surrender of the certificates or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Non-Voting Common Stock) at any time during normal business hours, together with a written notice by the holder of such Non-Voting Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Non-Voting Common Stock represented by such certificate or certificates into Common Stock and that upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holders and its affiliates are permitted to own, control or have the power to vote under any applicable law, regulation, rule or other governmental requirement (and such statement will obligate the Corporation to issue such Common Stock). Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holder of record of the shares of Common Stock represented thereby.

                   (iii) Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (i) the certificate or certificates for the Common Stock issuable upon such conversion and (ii) a certificate representing any Non-Voting Common Stock that was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that was not converted.

                   (iv) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issuing upon the conversion of the Non-Voting Common Stock as provided in this paragraph (c), such number of shares of Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Non-Voting Common Stock (assuming that all such shares of Non-Voting Common Stock are held by persons entitled to convert such shares into Common Stock).

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                   (v) The issuance of certificates for Common Stock upon the conversion of Non-Voting Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock. The Corporation will not close its books against the transfer of Non-Voting Common Stock or of Common Stock issued or issuable upon the conversion of Non-Voting Common Stock in any manner which would interfere with the timely conversion of Non-Voting Common Stock.

              (d) Fractional Shares. Except as otherwise provided in this Certificate or by applicable law, the Corporation shall have the right to issue fractional shares of Non-Voting Common Stock.

         4.3 Original Preferred Stock. The shares of Class A Preferred Stock and Class B Preferred Stock shall be subject to the following provisions:

              (a) Dividends.

                   (i) Class A Preferred Stock. Class A1 Preferred Stock and
              Class A2 Preferred Stock shall rank junior to any Preferred Stock designated as senior in dividend rights to dividends and other payments by the Board of Directors and shall rank pari passu with each other with equal rights to dividends and other payments with dividend payments to be made as follows.

                   (1) Class A1 Preferred Stock. Subject to the foregoing and paragraph (g) below, the holders of the Class A1 Preferred Stock shall be entitled to receive, and the Board of Directors shall declare and pay, annual dividends of 6% of the Liquidation Value (as defined below) of Class A1 Preferred Stock, payable in quarterly dividends equal to 1.5% of such Liquidation Value on each of September 30, December 31, March 31 and June 30 of each year ("Dividend Payment Date"), commencing on March 31, 1996, provided, however, that no dividend payment shall be made on the Class A1 Preferred Stock unless all accrued dividends on any senior Preferred Stock have been declared and paid. Such dividends shall be payable, on each Dividend Payment Date, in additional shares of Class A1 Preferred Stock ("PIK Dividends"), or in cash and such dividends shall be cumulative and shall accrue whether or not declared, earned or payable from and after the date of issue of the Class A1 Preferred Stock; provided, that if the Board of Directors fails for any reason to declare a dividend for the Class A1 Preferred Stock, such dividends shall accrue as PIK Dividends. If a dividend payment is a PIK Dividend, the shares of Class A1 Preferred Stock distributed as a PIK Dividend shall be deemed to be issued and

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                   outstanding from and after such Dividend Payment Date, and the amount of shares issued as a PIK Dividend shall have an aggregate Liquidation Value, at the Dividend Payment Date equal to the value of the dividend accrued and payable. The initial "Liquidation Value" of each share of Class A Preferred Stock and Class B Preferred Stock will be $1,000 per share, and thereafter, there will be added to the Liquidation Value of each share of Class A Preferred Stock and Class B Preferred Stock, as of any Dividend Payment Date, the amount of any dividends payable on such share on that Dividend Payment Date but not paid on that Dividend Payment Date, whether or not such dividends are declared, earned or payable.

                   (2) Class A2 Preferred Stock. Subject to the foregoing and paragraph (g) below, the holders of Class A2 Preferred Stock shall be entitled to receive, and the Board of Directors shall declare and pay, annual dividends of 6% of the Liquidation Value of Class A2 Preferred Stock, payable in quarterly dividends equal to 1.5% of such Liquidation Value on September 30, December 31, March 31 and June 30 of each year, commencing on March 31, 1996, provided, however, that no dividend payment shall be made on the Class A2 Preferred Stock unless all accrued dividends on any senior Preferred Stock have been declared and paid. Dividends on Class A2 Preferred Stock shall be cumulative and payable, whether or not declared, earned or payable, from and after the date of issue of the Class A2 Preferred Stock. Dividends, if declared by the Board of Directors, on the Class A2 Preferred Stock shall be paid only in cash.

                   (ii) Class B Preferred Stock. Subject to the foregoing and paragraph (f) below, the holders of Class B Preferred Stock shall be entitled to receive, and the Board of Directors shall declare and pay, annual dividends of 6% of the Liquidation Value of Class B Preferred Stock, payable in quarterly dividends equal to 1.5% of such Liquidation Value on September 30, December 31, March 31 and June 30 of each year, commencing on March 31, 1996; provided, however, that no dividend payments shall be made on the Class B Preferred Stock unless all accrued dividends on any senior Preferred Stock and the Class A Preferred Stock have been declared and paid. Dividends on the Class B Preferred Stock shall be cumulative and payable, whether or not declared, earned or payable, from and after the date of issue of the Class B Preferred Stock. Dividends, if declared by the Board of Directors, on Class B Preferred Stock shall be paid only in cash.

              (b) Liquidation - Class A Preferred Stock. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the

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         payment of any liquidation preference to Preferred Stock designated as senior in liquidation rights by the Board of Directors, the holders of all shares of Class A Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of any other class of stock of the Corporation, to be paid an amount equal to the sum of the Liquidation Value per share (subject to adjustment after certain partial redemptions as provided in paragraph (g)) plus any accrued and unpaid dividends thereon (such sum being herein called the "Class A Preferred Stock Liquidation Payment"), and the holders of Class A Preferred Stock shall not be entitled to any further distribution or payment. If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed among the holders of the capital stock of the Corporation shall be insufficient to permit payment to the holders of Class A Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the Class A Preferred Stock in proportion to the Class A Preferred Stock Liquidation Payment due under this paragraph (b) to each such holder. Upon any such liquidation, dissolution or winding-up of the Corporation, but only after each holder of the Class A Preferred Stock shall have been paid in full the Class A Preferred Stock Liquidation Payment to which such holder is entitled, the remaining assets of the Corporation shall be distributed to the holders of the Class B Preferred Stock and Common Stock. Written notice of such liquidation, dissolution or winding-up, stating a payment date, the amount of the Class A Preferred Stock Liquidation Payment and the place where the amounts distributed shall be payable, shall be given by mail, postage prepaid, not less than ten days prior to the payment date stated therein, to the holders of record of the Class A Preferred Stock, such notice to be addressed to each stockholder at his or its post office address as shown by the records of the Corporation. For liquidation purposes Class A1
         Preferred Stock and Class A2 Preferred Stock shall rank junior to Preferred Stock designated as senior by the Board of Directors and shall rank pari passu with each other, and shall receive payments due to liquidation distributions ratably and in proportion to the shares of each tranche outstanding. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of any of the provisions of this paragraph (b).

              (c) Liquidation - Class B Preferred Stock. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after payment of any liquidation preference to Preferred Stock designated as senior in liquidation rights by the Board of Directors and the Class A Preferred Stock Liquidation Payment as provided in paragraph (b), but before any distribution or payment is made upon any shares of any other class of stock of the Corporation, the holders of all shares of Class B Preferred Stock shall be entitled to be paid an amount

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         equal to the sum of the Liquidation Value per share (subject to adjustment after certain partial redemptions as provided in paragraph
         (g)) plus any accrued and unpaid dividends thereon (such sum being herein called the "Class B Preferred Stock Liquidation Payment"), and the holders of Class B Preferred Stock shall not be entitled to any further distribution or payment. If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed among the holders of the capital stock of the Corporation shall be insufficient to permit payment to the holders of Class B Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the Class B Preferred Stock in proportion to the Class B Preferred Stock Liquidation Payment due under this paragraph (c) to each such holder. Upon any such liquidation, dissolution or winding-up of the Corporation, but only after each holder of the Class B Preferred Stock shall have been paid in full the Class B Preferred Stock Liquidation Payment to which such holder is entitled, the remaining assets of the Corporation shall be distributed to the holders of the Common Stock. Written notice of such liquidation, dissolution or winding-up, stating a payment date, the amount of the Class B Preferred Stock Liquidation Payment and the place where the amounts distributed shall be payable, shall be given by mail, postage prepaid, not less than ten days prior to the payment date stated therein, to the holder of record of the Class B Preferred Stock, such notice to be addressed to each stockholder at his or its post office address as shown by the records of the Corporation. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of any of the provisions of this paragraph (c).

              (d) Redemption.

                   (i) Redemption Price. Subject to paragraph (g) and any
              redemption preference to Preferred Stock designated as senior in redemption rights by the Board of Directors, the Class A Preferred Stock and the Class B Preferred Stock shall be redeemable as provided in this paragraph (d) by paying for each share in cash on the redemption date the sum of the Liquidation Value thereof plus any accrued and unpaid dividends thereon through the redemption payment date, such sum being herein called the "Redemption Price." Redemption payments shall be accrued but not paid if the payment thereof would result in a default under any obligation of the Corporation or any subsidiary of the Corporation for borrowed money. For redemption purposes Class A1 Preferred Stock and Class A2 Preferred Stock shall rank pari passu with each other and shall upon the redemption of any shares of Class A

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              Preferred be redeemed ratably and in proportion to the number of outstanding shares of each tranche.

                   (ii) Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Preferred Stock redeemed pursuant to this paragraph
              (d) or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired immediately on the acquisition thereof and shall not under any circumstances be reissued. The Corporation shall from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

                   (iii) Shares to be Redeemed. In case of a redemption of only a part of the outstanding shares of the Class A Preferred Stock or Class B Preferred Stock, there shall be so redeemed from each registered holder as nearly as practicable, that proportion of all of the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Class A Preferred Stock or Class B Preferred Stock, respectively, at the time outstanding.

                   (iv) Order of Redemption. In no event shall any shares of Class A Preferred Stock or Class B Preferred Stock be redeemed by the Corporation unless all shares of Preferred Stock designated as senior in redemption rights by the Board of Directors have been redeemed in full. In no event shall any shares of Class B Preferred Stock be redeemed by the Corporation unless all shares of Class A Preferred Stock have been redeemed.

                   (v) Mandatory Redemption. Subject to paragraphs i, iii, and iv above, on August 31, 2009 the Corporation shall purchase and redeem, at the Redemption Price, all of the outstanding shares of Class A Preferred Stock and Class B Preferred Stock.

                   (vi) Optional Redemptions. Subject to paragraphs i, iii and iv above, the Corporation may purchase and redeem shares of Class A Preferred Stock and Class B Preferred Stock prior to the date for Mandatory Redemption set forth in paragraph v above on any date provided that (i) all accrued and unpaid dividends shall be declared and issued with respect to the shares of Class A Preferred Stock and Class B Preferred Stock to be redeemed for each full month since the immediately prior payment date up to the date of redemption and (ii) any consent required for such redemption shall have been obtained.

              (e) Notice of Redemption. Notice of each redemption of Preferred Stock pursuant to paragraph (d), specifying the date and place of redemption and the number of shares that are to be redeemed, shall be mailed to each holder of record of

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         shares to be redeemed at such holder's address as shown by the records of the Corporation not more than ninety nor less than thirty days prior to the date on which such redemption is to be made.

              (f) Dividends After Redemption Date. Notice of redemption having been so mailed or a Mandatory Redemption having occurred, and provision for payment of the Redemption Price for such shares on the specified Redemption Date having been made by the Corporation, then, unless default be made in the payment of the Redemption Price for such shares when and as due (i) the shares of Preferred Stock designated for redemption shall not be entitled to any dividends accruing after the Redemption Date specified, (ii) on such Redemption Date all rights of the respective holders of such shares, as stockholders of the Corporation by reason of the ownership of such shares, shall cease, except the right to receive the Redemption Price for such shares without interest upon presentation, and (iii) such shares shall not after such Redemption Date be deemed to be outstanding. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

              (g) All Past Annual Dividends Must Be Declared Prior to Redemption. Except for the redemption of Preferred Stock designated as senior in redemption rights by the Board of Directors or as set forth in this paragraph (g), the Corporation shall not purchase or redeem shares of any Preferred Stock at the time outstanding unless all dividends on all Class A Preferred Stock and Class B Preferred Stock for all past periods shall have been declared and issued or securities sufficient for the payment thereof set apart. If applicable laws relating to the sources of funds for the payment of accrued and unpaid dividends on any shares of Class A Preferred Stock or Class B Preferred Stock would prohibit the payment in full on a Redemption Date of the dividends for any shares of Class A Preferred Stock or Class B Preferred Stock required to be redeemed by paragraph (d), (i) notwithstanding any provision herein to the contrary, the aggregate Redemption Price payable in respect of all shares of Preferred Stock to be redeemed shall be deemed reduced by the amount of accrued and unpaid dividends that the Corporation is prohibited by law from paying, (ii) shares of Preferred Stock to be redeemed on the applicable Redemption Date shall otherwise be redeemed in accordance with the requirements of this paragraph (g), and (iii) the amount of such unpayable accrued and unpaid dividends shall be added in equal amounts per share to the accrued and unpaid dividends on the shares of Class A Preferred Stock and Class B Preferred Stock remaining outstanding in the hands of the holder thereof. If applicable laws would prohibit the payment in full on the Redemption Date of the Redemption Price for the shares of Preferred Stock required to be redeemed pursuant to paragraph (d), (a) no such shares shall be redeemed, (b) the Corporation shall nevertheless, to the extent legally permissible, pay to the holders of such shares on the final Redemption Date the highest permissible amount per share up to an amount equal to the applicable Liquidation Payment less $0.01,

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         (c) the Redemption Price and applicable Liquidation Payment of each such share shall thereupon be reduced by the amount per share so paid pursuant to the immediately preceding clause (b), (d) the Corporation shall purchase and redeem all such shares on the soonest next date on which dividends are required to be paid pursuant to paragraph (a) and on which the Corporation is no longer prohibited by law from paying in full the Redemption Price for such shares, and (e) the obligation of the Corporation to pay dividends under paragraph (a) shall continue until all outstanding shares of Class A Preferred Stock and Class B Preferred Stock are redeemed in accordance with clause (d), except that dividends thereafter payable with respect to outstanding shares of Class A Preferred Stock or Class B Preferred Stock shall be reduced by the same percentage reduction as the percentage reduction in the Redemption Price and Class A Liquidation Payment that takes place pursuant to this paragraph (g). In no event shall the Corporation purchase or redeem the last share of Class A Preferred Stock or Class B Preferred Stock held by any holder unless the Corporation shall have paid to the last holder of Class A Preferred Stock and Class B Preferred Stock, all accrued and unpaid dividends on all shares of Class A Preferred Stock and Class B Preferred Stock held by such holder at any time.

              (h) Voting Rights. The Class A Preferred Stock and Class B Preferred Stock shall not have voting rights except as expressly required by law or on any amendment to the Corporation's Certificate of Incorporation to alter or change the respective powers, designations, preferences or special rights of the shares of such Preferred Stock.

              (i) Fractional Shares. Except as otherwise provided in these Articles or by applicable law, the Corporation shall have the right to issue fractional shares of Preferred Stock.

         4.4. Undesignated Preferred Stock. The Board of Directors is authorized, subject to limitation prescribed by law and the provisions of this ARTICLE FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate of designation pursuant to Section 151 of the GCL, to establish from time to time the number of shares to be included in each such class or series within a class, and to fix the designation, powers, preferences and rights of the shares of each such class or series within a class and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

              (a) The number of shares constituting the series and the distinctive designation of the series;

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              (b) The dividend rate (or the method of calculation of dividends)
         on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

              (c) Whether the series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

              (d) Whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

              (e) Whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

              (f) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

              (g) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights or priority, if any, of payment of shares of the series (including the dollar amount of any liquidation preference);

              (h) The par value for any shares of the series; and

              (i) Any other relative rights, preferences and limitations of that series.

         Except for any difference so provided by this Certificate of Incorporation and the Board of Directors, the shares of Preferred Stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

         Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as shares of the same or any other series of Preferred Stock.

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         Except as otherwise provided in these Articles or by applicable law, the Corporation shall have the right to issue fractional shares of Preferred Stock.

         FIFTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Certificate of Incorporation or the By-laws applicable thereto, a different vote is required, in which case such express provision shall govern and control the decision of such question.

         SIXTH:

              (a) Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than one (1) nor more than nine (9). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

              (b) Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

              (c) Removal. Any director may be removed upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders.

         SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

              (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

              (b) The directors shall have the power to make, alter, amend, change, add to or repeal the By-laws of the Corporation.

              (c) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

         EIGHTH:

              (a) Stockholder Meetings; Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

              (b) Special Stockholders Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.

              (c) No Written Ballot. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

         NINTH:

              (a) Limits on Director Liability. A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent now or hereafter permitted by GCL.

              (b) Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent now or hereafter permitted by GCL. The right to indemnification and the right to the advancement to expenses by the Corporation conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent now or hereafter authorized by GCL. The rights to indemnification and to advancement of expenses conferred in this ARTICLE NINTH shall be contract rights.

              (c) Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by GCL.

              (d) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under GCL.

              (e) Other Rights. The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

              (f) Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the by-laws of the Corporation, nor, to the fullest extent permitted by GCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH or the rights or any protection afforded under this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

         TENTH: Subject to the Company's Stockholders Agreement, dated September 1, 1994, among the Company and its stockholders, as amended and modified in accordance with the provisions thereof ("Stockholders Agreement") the Corporation reserves the right to repeal, alter, change or amend any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders

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herein are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders.

         ELEVENTH: The Corporation has elected to not be governed by Section 203 of the GCL.

         TWELFTH: This Amended and Restated Certificate of Incorporation of the Corporation shall constitute a restatement of, and shall supersede the Amended and Restated Certificate of Incorporation of the Corporation, dated February 7, 1996, as amended.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary.


                                       AMERIKING, INC.



                                       By:
                                           -------------------------------
                                           Name:  Lawrence E. Jaro
                                           Title: Chief Executive Officer


ATTEST:


By:
    ------------------------------
    Name:  Joel D. Aaseby
    Title: Secretary